Exhibit 22 (j)(i) under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 67 to Registration Statement No. 2-91090 on Form N-1A of our reports dated December 17, 2004, relating to the financial statements of Federated Equity Funds (comprised of Federated Capital Appreciation Fund, Federated Large Cap Growth Fund, Federated Market Opportunity Fund, Federated Mid Cap Growth Strategies Fund, and Federated Technology Fund) for the year ended October 31, 2004, and to the references made to our firm under the caption "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, both of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts
December 29, 2004